MAGELLAN PETROLEUM CORPORATION

ENTERS INTO AN INVESTMENT AGREEMENT WITH YEP IN

RELATION TO EVANS SHOAL

Portland, Maine, February 17, 2011 — Magellan Petroleum Corporation (the “Company”) (NASDAQ: MPET) (ASX: MGN) reports that the Company and its strategic investor, Young Energy Prize, S.A. (“YEP”), executed an Investment Agreement on February 11, 2011. The Investment Agreement sets forth the material terms of YEP’s commitment to fund approximately A$85.45 million to complete Magellan Petroleum Australia Limited’s (“MPAL”), a wholly owned subsidiary of the Company, acquisition of Santos Offshore Pty Ltd.’s (“Santos”) 40% interest in the Evans Shoal field. YEP is expected to use part of the funds to reimburse MPAL for its A$10 million additional deposit made towards the purchase price of the Evans Shoal interest on February 14, 2011 pursuant to the Assets Sale Deed, as amended by the Deed of Variation. The Investment Agreement also addresses some of the main terms of the potential future development of the Evans Shoal field between the Company and YEP.

The second PIPE agreement between YEP and the Company announced on August 9, 2010 has been amended so that the PIPE transaction will close and the Company will receive $15.6 million of proceeds, in the event that MPAL does not complete the acquisition of the Evans Shoal field and as a result forfeits the additional A$10 million deposit made towards the purchase price of the Evans Shoal interest under the terms of the Assets Sale Deed, as amended by the Deed of Variation.

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For further information, please contact:

William H. Hastings, President and CEO of Magellan, (207) 619-8501

Antoine Lafargue, CFO and Treasurer, (207) 619-8505

Forward Looking Statements

Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the ability of MPAL, with the assistance of the Company, to successfully and timely close the Evans Shoal acquisition, the likelihood and timing of the receipt of proceeds from the YEP for the acquisition of the Evans Shoal interests due to conditions stipulated in the agreements and related amendments authorizing the funding, the ability of the Company to successfully develop a strategy for methanol development, pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the profitable integration of acquired businesses, including Nautilus Poplar LLC, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.